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                                                                   Exhibit 99(J)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 111 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 15, 1999, relating to the financial statements and the financial highlights appearing in the December 31, 1998 Annual Reports to Shareholders of New England Funds Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.



PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 1999